UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 9, 2011

Equinix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Investment in ALOG Data Centers do Brasil S.A. On February 9, 2011, Zion RJ Participações S.A. (the “Joint Venture”), a Brazilian joint-stock company controlled indirectly by Equinix, Inc. (“Equinix”) and Riverwood Capital L.P. (“Riverwood”), entered into a share purchase agreement and other covenants (the “Share Purchase Agreement”) with the shareholders (the “Sellers”) of ALOG Data Centers do Brasil S.A. (“ALOG”), ALOG and ALOG’s subsidiaries, pursuant to which, subject to the satisfaction or waiver of the conditions therein, the Joint Venture will acquire approximately 90 percent of the outstanding capital stock of ALOG from the Sellers. The Joint Venture will pay approximately 211 million Brazilian reais in cash, or approximately $127 million, to acquire the ALOG capital stock, subject to certain balance sheet adjustments as provided in the Share Purchase Agreement, at the closing of the transaction (the “Closing”). A portion of the purchase price will be withheld by the Joint Venture at the Closing to cover potential indemnification claims, and any balance will be paid to the Sellers by the Joint Venture two years following the Closing. Under the terms of the Share Purchase Agreement, either the Joint Venture or the Sellers may terminate the Share Purchase Agreement if the Closing has not taken place on or before May 10, 2011.

Concurrently with the execution and delivery of the Share Purchase Agreement, certain members of ALOG’s executive management (the “Management Shareholders”) entered into a subscription agreement (the “Subscription Agreement”) with the Joint Venture and its shareholders (controlled affiliates of Equinix and Riverwood, respectively) pursuant to which the Management Shareholders will exchange the remaining 10 percent of the outstanding capital stock of ALOG for approximately 10 percent of the capital stock of the Joint Venture.

Joint Venture. From and after the Closing, the Joint Venture will own 100 percent of the outstanding capital stock of ALOG. Equinix will hold a controlling interest in the Joint Venture and Riverwood will hold a significant minority stake, in each case indirectly through their respective controlled affiliates. Pursuant to the terms of the Subscription Agreement and the interim investors agreement (the “Interim Investors Agreement”), dated February 9, 2011, by and between the Joint Venture and Equinix, Riverwood and their controlled affiliates, at or prior to the Closing, the Joint Venture, its shareholders, the Management Shareholders, Equinix and Riverwood, will enter into a shareholders agreement (the “Shareholders Agreement”) that will govern the relationship among the parties and the actions of the Joint Venture from and after the Closing.

At the Closing, the board of directors of the Joint Venture will consist of six directors, three of whom will be designated by Equinix, two of whom will be designated by Riverwood and one of whom will be designated by the Management Shareholders. The chairman of the board will be one of the directors designated by Equinix, who will have a tie-breaking vote. Riverwood and the Management Shareholders will have certain customary minority shareholder protections.

Beginning April 2014 and ending May 2016, Equinix will have the right to purchase all of Riverwood’s interest in ALOG at a price equal to the greater of (i) its fair market value and (ii) a net purchase price that implies a compounded internal rate of return in U.S. dollars (“IRR”) for Riverwood’s investment of 12%. If Equinix exercises its right to purchase Riverwood’s shares, Equinix also will have the right, and under certain circumstances may be required, to purchase all of the Management Shareholders’ shares in ALOG.

Also beginning April 2014 and ending May 2016, Riverwood will have the right to require Equinix to purchase all of Riverwood’s interest in ALOG at a price equal to the greater of (i) its fair market value and (ii) a net purchase price that implies an IRR for Riverwood’s investment of 8%, declining over time. If Riverwood exercises its right to require Equinix to purchase Riverwood’s shares, Equinix will have the right, and under certain circumstances may be required, to purchase all of the Management Shareholders’ shares in ALOG.

Agreements related to the foregoing, if deemed material, will be filed as exhibits to Equinix’s quarterly report on Form 10-Q for the reporting period in which the agreements are executed or become effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equinix, Inc.

February 15, 2011	By:	/s/ Keith D. Taylor
Name: Keith D. Taylor Title: Chief Financial Officer